Exhibit 99.1

ESSA Pharma Provides Corporate Update and Reports Financial Results for

Fiscal Fourth Quarter and Year Ended September 30, 2020

Vancouver, Canada and Houston, Texas, December 15, 2020 - ESSA Pharma Inc. (“ESSA”, or the “Company”) (NASDAQ: EPIX), a clinical-stage pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer, today provided a corporate update and reported financial results for the fiscal year ended September 30, 2020. All references to “$” in this release refer to United States dollars, unless otherwise indicated.

“In 2020, ESSA made significant progress towards the development of EPI-7386, our highly-selective, oral, small molecule inhibitor that targets the N-terminal domain of the androgen receptor for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC),” stated David Parkinson, MD, President and CEO of ESSA. “In July, we initiated a Phase 1 monotherapy dose escalation clinical study with EPI-7386 and the study is progressing as planned. Additionally, with the $48.9 million raised in a public offering in July, we believe we are well-positioned financially to advance the development of EPI-7386 in the current Phase 1 study as well as to initiate one or more combination studies with approved anti-androgen treatments.”

Clinical and Corporate Highlights for 2020 Fiscal Year

•	On September 14, 2020, the Company announced that Fast Track Designation had been granted by the FDA to EPI-7386 for the treatment of mCRPC.
•	On July 31, 2020, the Company closed a public offering of common shares, led by Jefferies, as sole book-running manager, for gross proceeds of $48.9 million. Certain existing investors participated in the financing along with new investors: Pfizer Inc. (NYSE: PFE), Avidity Partners, CAM Capital, Point72, Ridgeback Capital, Sphera Healthcare, Vivo Capital, and others.
•	On July 15, 2020, the Company announced that the first patient had been dosed in a Phase 1 clinical trial designed to evaluate the safety and tolerability of EPI-7386 in mCRPC patients who failed standard of care treatments, including second generation anti-androgens. The trial is being conducted at five sites in the United States and Canada and is expected to enroll approximately 18 patients in a standard 3+3 trial design with an approximate 10 additional patients enrolled in the dose expansion cohort.
•	Throughout the year, at multiple scientific conferences, the Company presented preclinical data characterizing the preclinical profile of EPI-7386 in various prostate cancer preclinical models, including studies evaluating androgen receptor binding, gene expression analyses and the toxicologic profile were presented, in addition to data related to the binding and utility of EPI-7386 against AR-V7 splice-variant driven prostate cancer models.

•	In October 2019, the Company paid off the balance of its $3.6M debt facility, leaving the Company with no outstanding debt.

Summary Financial Results

•	Net Loss. ESSA recorded a net loss of $23.4 million ($1.04 loss per common share based on 22,443,893 weighted average common shares outstanding) for the year ended September 30, 2020, compared to a net loss of $12.8 million ($1.51 loss per common share based on 8,433,441 weighted average common shares outstanding) for the year ended September 30, 2019. For the year ended September 30, 2020, this included non-cash share-based payments of $7.5 million compared to $1.1 million for the prior year, recognized for stock options granted and vesting. The net loss for the fourth quarter ended September 30, 2020 was $4.5 million compared to a net loss of $3.3 million for the fourth quarter ended September 30, 2019.
•	Research and Development (“R&D”) expenditures. R&D expenditures for the year ended September 30, 2020 were $12.1 million compared to $6.7 million for the year ended September 30, 2019 and includes non-cash costs related to share-based payments ($1.9M for year ended 2020 compared to $304,786 for year ended 2019). For the fourth quarter ended September 30, 2020, R&D expenditures were $2.2 million (net and gross), as compared to $2.0 million (net and gross) for the fourth quarter ended September 30, 2019. The increase in R&D expenditures for the full year and fourth quarter were primarily related to preclinical work leading to the filing of the IND for EPI-7386 in March 2020, and the increased expenditure on chemistry and manufacturing of drug product, and clinical costs related to the Phase 1 clinical trial of EPI-7386 which commenced with the dosing of the first patient in July 2020.
•	General and administration (“G&A”) expenditures. G&A expenditures for the year ended September 30, 2020 were $11.4 million compared to $5.5 million for the year ended September 30, 2019 and include non-cash costs related to share-based payments of $5.6M for the year ended 2020 compared to $841,921 for the year ended 2019. For the fourth quarter ended September 30, 2020, G&A expenditures were $2.2 million, compared to $1.2 million for the fourth quarter ended September 30, 2019. The increase in the full year and fourth quarter is the result of increased professional fees related to transitioning to be a domestic filer, higher salaries and benefits, as well as the non-cash share-based payments.

Liquidity and Outstanding Share Capital

At September 30, 2020, the Company had available cash reserves and short-term investments of $78,332,100, reflecting the gross proceeds of the July 2020 financing of $48.9 million, less operating expenses in the intervening period.

As of September 30, 2020, the Company had 32,064,411 common shares issued and outstanding.

In addition, as of September 30, 2020 there were 9,272,977 common shares issuable upon the exercise of warrants and broker warrants. This includes 8,863,504 prefunded warrants at an exercise price of $0.0001, and 409,473 warrants at a weighted average exercise price of $39.12. There are 5,309,584 common shares issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $3.42 per common share.

Transition to US GAAP reporting

As noted in prior quarters, ESSA began reporting its results in accordance with US GAAP effective for the fiscal 2020 results. This transition is a result of the fact that the Company is no longer a foreign private issuer (“FPI”) as defined under the rules of the United States Securities and Exchange Commission ("SEC"). As a domestic filer, the Company prepares consolidated financial statements in accordance with US GAAP, reports with the SEC on domestic forms, and complies with SEC rules and regulations applicable to domestic issuers.

All prior reporting periods for 2020 have been converted to US GAAP, with the first, second, and third quarter 2020 unaudited condensed consolidated interim financial statements re-filed in accordance with US GAAP.

About EPI-7386

EPI-7386 is an investigational, highly-selective, oral, small molecule inhibitor of the N-terminal domain of the androgen receptor. EPI-7386 is currently being studied in a Phase 1 clinical trial ((NCT04421222) in men with metastatic castration-resistant prostate cancer (“mCRPC”) whose tumors have progressed on current standard-of-care therapies. The Phase I clinical trial of EPI-7386 began in calendar Q3 of 2020 following FDA allowance of the IND and Health Canada acceptance. The U.S. FDA has granted Fast Track designation to EPI-7386 for the treatment of adult male patients with mCRPC resistant to standard-of-care treatment. ESSA retains all rights to EPI-7386 worldwide.

About ESSA Pharma Inc.

ESSA is a clinical-stage pharmaceutical company focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com and follow us on Twitter under @ESSAPharma.

About Prostate Cancer

Prostate cancer is the second-most commonly diagnosed cancer among men and the fifth most common cause of male cancer death worldwide (Globocan, 2018). Adenocarcinoma of the prostate is dependent on androgen for tumor progression and depleting or blocking androgen action has been a mainstay of hormonal treatment for over six decades. Although tumors are often initially sensitive to medical or surgical therapies that decrease levels of testosterone, disease progression despite castrate levels of testosterone can lead to metastatic castrate-resistant prostate cancer (“mCRPC”). The treatment of mCRPC patients has evolved rapidly over the past ten years. Despite these advances, many patients with mCRPC fail or develop resistance to existing treatments, leading to continued disease progression and limited survival rates.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and/or applicable Canadian securities laws. Forward-looking information involves statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding the Company’s clinical evaluation of EPI-7386, including the advancement and development of EPI-7386 in the current Phase 1 study, the initiation of one or more combination studies with approved anti-androgen treatments and expectations as to enrollment and trial design.

Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA’s actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA’s current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA’s financial projections; (ii) obtaining positive results of clinical trials; (iii) obtaining necessary regulatory approvals; and (iv) general business, market and economic conditions.

Forward-looking information is developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA’s Annual Report on Form 10-K dated December 15, 2020 under the heading “Risk Factors”, a copy of which is available on ESSA’s profile on EDGAR at www.sec.gov.com and on the SEDAR website at www.sedar.com, and as otherwise disclosed from time to time on ESSA’s EDGAR and SEDAR profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

ESSA PHARMA INC.

CONSOLIDATED BALANCE SHEETS

Amounts in thousands of United States dollars

	September 30, 2020	September 30, 2019

Cash	$56,321	$53,323
Prepaids and other assets	24,254	1,251

Total assets	$80,575	$54,574

Current liabilities	1,204	5,575
Long-term debt	-	-
Derivative liability	127	17
Shareholders' deficiency	79,244	48,982

Total liabilities and shareholders’ equity	$80,575	$54,574

ESSA PHARMA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in thousands of United States dollars, except share and per share data

	Three months ended September 30, 2020	Three months ended September 30, 2019	Year ended September 30, 2020	Year ended September 30, 2019

OPERATING EXPENSES
Research and development	$2,237	$2,005	$12,146	$6,696
Financing costs	117	119	618	603
General and administration	2,186	1,246	11,374	5,455

Total operating expenses	(4,540)	(3,370)	(24,138)	(12,754)

Gain (loss) on derivative liability	(45)	(10)	(111)	1
Other items	36	52	515	34

Net loss before taxes	(4,549)	(3,328)	(23,734)	(12,719)
Income tax expense	15	-	(289)	(38)

Net loss for the period	$(4,534)	$(3,328)	$(23,445)	$(12,757)

Basic and diluted loss per common share	$(0.17)	$(0.23)	$(1.04)	$(1.51)

Weighted average number of common shares outstanding	27,333,800	14,665,230	22,443,893	8,433,441

Company Contact David Wood, Chief Financial Officer ESSA Pharma Inc. Contact: (778) 331-0962 Email: dwood@essapharma.com	Investor Relations Contact: Alan Lada, Vice President Solebury Trout Contact: (617) 221-8006 Email: alada@SoleburyTrout.com